EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-88588, 333-39589, 333-112172 and 333-140724) and the Registration Statements on Form S-8 (Nos. 333-113690, 333-89473, 333-23091, 333-39493, 333-54018, 333-54026, 333-71548, 333-122840, 333-122841, 333-132558, 333-132559, 333-143720, 333-147240, 333-157258, and 333-157262) of LaserCard Corporation and subsidiaries of our reports dated June 15, 2009, relating to our audits of the consolidated financial statements and financial statement schedule, and internal control over financial reporting included in this Annual Report on Form 10-K of LaserCard Corporation and subsidiaries for the year ended March 31, 2009.

/s/SingerLewak LLP

San Jose, California
June 15, 2009